Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
	Investor Relations:	Leigh Parrish, Teresa Thuruthiyil
(415) 439-4521
	Media Relations:	Christopher Katis, Ron Heckmann
(415) 439-4518

For Immediate Release

Guitar Center 4.0% Senior Convertible Notes to Become
Convertible into Common Stock effective July 16, 2004

Earnings per Share Accounting Described

Westlake Village, California (July 1, 2004) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today announced that its common stock has closed at or above $41.50 per share for twenty trading days within the thirty trading day period prior to the next conversion period.  As a result, during the conversion period commencing July 16, 2004 and continuing through and including October 14, 2004, holders of Guitar Center 4.0% Senior Convertible Notes due 2013 may, if they elect, convert the notes into common stock.  The notes are convertible at an effective conversion price of $34.58 per share.

Whether or not the notes are convertible after October 14 will be determined based on the trading price of the common stock during the thirty trading days ending on October 15, 2004.  If during at least twenty such trading days the last reported sales price is at or above $41.50, the notes will remain convertible for the next quarterly conversion period.  The notes will also become convertible upon the occurrence of specified corporate transactions and other events described in the indenture.  There is currently outstanding $100 million principal amount of the notes.

As previously indicated in our quarterly reports filed on Form 10-Q, because the notes will be convertible during a portion of at least the third and fourth fiscal quarters of 2004, during such periods our earnings per share under applicable generally accepted accounting principles (GAAP) will be determined pursuant to the “if-converted” method.  Under this method, for the calculation of diluted earnings per share during such quarterly periods:

•      Net after-tax interest expense related to the notes for the period will be added back to net income (we estimate that after-tax interest expense for the notes is and will be approximately $733,000 per quarter for 2004 and 2005, including amortization of deferred financing costs); and

•      The full number of shares issuable upon conversion of the notes (2,892,000) will be deemed outstanding for the entire quarter.

Under GAAP, this method will not apply to our financial statements until the quarter ended September 30, 2004.  However, because the conversion trigger has been reached, at the time we announce earnings for the quarter ended June 30, 2004 we will also provide a pro forma calculation as to what diluted earnings per share would have been assuming the “if-converted” method also applied to the second quarter, including a reconciliation to reported net income and diluted earnings per share.

For the year ended December 31, 2004, diluted earnings per share will reflect the following:

•      The add-back of net after tax interest expense related to the notes for the third and fourth quarters (estimated to be $1,466,000 in the aggregate, including amortization of deferred financing costs); and

•      The weighted average shares outstanding for the year will assume that the shares issuable upon conversion of the notes are outstanding only for the third and fourth quarters (representing 1,446,000 shares on a weighted average basis).

Unless we indicate otherwise, we also intend to apply the “if-converted” method to future earning guidance commencing with our second quarter earnings call.  We currently expect to announce earnings for the second quarter on or around July 28, 2004.

Additional Information

This press release is not intended to be a complete description of the conversion and other terms applicable to the 4.0% Senior Convertible Notes.  The full text of the particular terms of the notes is provided in the officers’ certificate to the indenture, which was filed as Exhibit 4.1 to our Form 8-K filed with the Securities and Exchange Commission on June 13, 2003 and is accessible through the EDGAR database at www.sec.gov.  A summary of these terms was also provided in our prospectus supplement, dated June 10, 2003, and filed with the SEC on June 11, 2003.

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 130 Guitar Center stores, with 111 stores in 46 major markets and 19 stores in secondary markets across the U.S.  In addition, the American Music division operates 19 family music stores specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

Any forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  This press release is not intended to constitute, and should not be interpreted as, a comment on results expected by us for the quarter ended June 30, 2004 or any future period.  We do not presently intend to provide any such data prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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